Exhibit 8

MAYER, BROWN, ROWE & MAW

190 SOUTH LA SALLE STREET

CHICAGO, ILLINOIS 60603-3441

MAIN TELEPHONE

(312) 782-0600

MAIN FAX

(312) 701-7711

May 28, 2003

AmeriVest Properties Inc.

1780 South Bellaire Street, Suite 100

Denver, CO 80222

Re: Status as a Real Estate Investment Trust; Information in the Registration Statement under the heading “Federal Income Tax Considerations”

Ladies and Gentlemen:

In connection with the filing of a Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission on Form S-3 (Registration No. 333-105183) of AmeriVest Properties Inc., a Maryland corporation (the “Company”), you have requested our opinions concerning (i) the qualification and taxation of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended and (ii) the information in the Registration Statement under the heading “Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

In addition, we have relied upon certain representations made by the Company relating to the organization and actual and proposed operation of the Company.

In addition, we have participated in conferences with officers and representatives of the Company at which the contents of the representations from the Company and the Registration Statement were discussed. We have relied upon your representations that the information in such documents or otherwise furnished to us accurately and completely describes all material facts, and have not made an independent investigation of the facts set forth therein. Although we are not passing upon, and do not assume any liability for, the accuracy or completeness of the statements contained in (i) the representations from the Company or (ii) the Registration Statement, based on our participation in conferences with officers and representatives of the

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We Operate in Combination with our

Associated English Partnership in the Offices Listed Below.

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington

INDEPENDENT MEXICO CITY CORRESPONDENT: Jauregui, Navarrete, Nader y Rojas, S.C.

MAYER, BROWN, ROWE & MAW

AmeriVest Properties Inc.

May 28, 2003

Company, no facts have come to our attention that would cause us to question the accuracy or completeness of such statements or documents in any material respect.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the assumption that the Company has operated and will continue to be operated in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto. Our opinions expressed herein are based on the applicable laws of the States of Maryland and Delaware, the Code, the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1. Beginning with the Company’s taxable year ending December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

2. The information in the Registration Statement under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the heading “Federal Income Tax Considerations” in the Registration Statement.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw